Exhibit 23.2

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and to the incorporation by reference therein of our reports dated March 14, 2017, with respect to the consolidated financial statements and schedule of Almost Family, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Almost Family, Inc. and Subsidiaries included in the Annual Report (Form 10-K) of Almost Family, Inc. for the year ended December 30, 2016.

/s/ Ernst & Young LLP

Louisville, Kentucky

December 21, 2017